EXHIBIT 3(i)
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 QPQ CORPORATION

      The undersigned, being a natural person competent to contract, does hereby make, subscribe and file the Articles of Amendment to the Articles of Incorporation of QPQ Corporation, a Florida corporation (the "Company"), pursuant to Sections 607.1003 and 607.0704 of the Florida Business Corporation
Act:

            1.    The name of the Company is QPQ Corporation.

            2. The text of the amendment adopted by the Board of Directors and a majority of the holders of the outstanding voting securities of the Company on October 28, 1997, which such votes cast for the amendment by the shareholders was sufficient for approval, is as follows:

            RESOLVED, that the name of the Company be and hereby is changed to Regenesis holdings, Inc.; and be it

            FURTHER RESOLVED, that the President of the Company be and hereby is authorized and directed to execute and file Articles of Amendment reflecting the foregoing action and to take such other acts or actions as he deems necessary and appropriate to effect the foregoing.


            3. The foregoing amendment was duly adopted by unanimous written consent of the Board of Directors on October 28, 1997 and by written consent of the holders of a majority of the issued and outstanding voting securities of the Company.

         IN WITNESS WHEREOF, this Articles of Amendment to the Articles of Incorporation has been executed on the 28th day of October, 1997.



                                         QPQ CORPORATION


                                         By: /s/ C. Lawrence Rutstein
                                            --------------------------
                                                 C. Lawrence Rutstein,
                                                 President